Exhibit 24.1

CONFIRMING STATEMENT

This Statement confirms that the undersigned, Michael R. Cannon, has authorized and signated each of William O. Sweeney, Acting General Counsel and Assistant Secretary, Maxtor

Corporation and Dawn C. Anderson, Assistant Secretary, Maxtor Corporation, individually, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange

Commission as a result of the undersigned's ownership of or transactions in securities of

Maxtor Corporation.  The authority of each of William O. Sweeney and Dawn C. Anderson,

individually, under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Maxtor Corporation, unless earlier revoked in writing.  The undersigned acknowledges that each of William O. Sweeney and Dawn C. Anderson, individually,

is not assuming any of the undersigned's responsibilities to comply with Section 16 of the

Securities Exchange Act of 1934.

Date:  8 Feb 05

/s/ Michael R. Cannon

Michael R. Cannon